A special meeting of Fidelity New Jersey Municipal Income Fund shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
James C. Curvey
Affirmative	546,318,506.62	96.173
Withheld	21,741,587.32	3.827
TOTAL	568,060,093.94	100.000
Albert R. Gamper, Jr.
Affirmative	546,925,831.91	96.280
Withheld	21,134,262.03	3.720
TOTAL	568,060,093.94	100.000
George H. Heilmeier
Affirmative	546,111,394.50	96.136
Withheld	21,948,699.44	3.864
TOTAL	568,060,093.94	100.000
Arthur E. Johnson
Affirmative	546,909,618.79	96.277
Withheld	21,150,475.15	3.723
TOTAL	568,060,093.94	100.000
Edward C. Johnson 3d
Affirmative	545,103,936.41	95.959
Withheld	22,956,157.53	4.041
TOTAL	568,060,093.94	100.000
James H. Keyes
Affirmative	546,545,806.31	96.213
Withheld	21,514,287.63	3.787
TOTAL	568,060,093.94	100.000
Marie L. Knowles
Affirmative	546,601,137.05	96.222
Withheld	21,458,956.89	3.778
TOTAL	568,060,093.94	100.000
Kenneth L. Wolfe
Affirmative	546,806,123.24	96.258
Withheld	21,253,970.70	3.742
TOTAL	568,060,093.94	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	449,346,660.93	79.102
Against	71,231,852.78	12.539
Abstain	20,453,049.24	3.601
Broker Non-Votes	27,028,530.99	4.758
TOTAL	568,060,093.94	100.000

A Denotes trust-wide proposal and voting results.